Contact: Timothy P. Walbridge	EXHIBIT 99.6
President & CEO
Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: twalbridge@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES PLANS TO OPEN IRWINDALE OFFICE

www.1stcent.com

Redlands, California—February 23, 2004— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank headquartered in Redlands, California, is pleased to announce the opening of a Loan Production Office in the City of Azusa, California, pending the opening of a full-service de novo branch in one of the developing commercial/retail centers within the City of Irwindale, subject to regulatory approval.

We are also pleased to announce that William Schroeder will lead the San Gabriel regional expansion of 1st Centennial Bank as Regional Manager of the loan production office and, ultimately, the regional office, subject to regulatory approval. In addition, Linda Ochoa will be joining 1st Centennial as Assistant Vice President and Operations Officer. Both Mr. Schroeder and Ms. Ochoa were formerly with Vineyard Bank in Irwindale, formerly Southland Business Bank.

Mr. Schroeder has over 35 years experience as a Commercial Lender, Senior Relationship Manager, and Senior Credit Officer at a variety of San Gabriel Valley-based financial institutions, including over 8 years with Granite State Bank in Monrovia.

Ms. Ochoa’s background includes tenure with First American Bank in Rosemead, Western Industrial National Bank and Sanwa Bank both in South El Monte.

“We are fortunate and excited about the opportunity to expand in the dynamic San Gabriel Valley with bankers as experienced and well-respected as both Bill and Linda,” stated Timothy P. Walbridge, President and CEO.

On February 20, 2004, the Board of Directors of FCEN announced a 25% stock dividend to shareholders of record April 1, 2004, and payable May 1, 2004.

Last month, the Company announced earnings of $2.088 million for the twelve months ended December 31, 2003, compared to $1.706 million for the previous year. Basic earnings per share were $1.48 in 2003 compared to $1.35 for 2002. Total assets reached a record high of $254 million at December 31, 2003, up 22% from December 31, 2002.

1st Centennial Bank operates its main office and construction/real estate loan production offices in downtown Redlands, California, a full-service branch and its SBA/Commercial Lending Group in Brea, California, and full-service branches in Escondido and Palm Desert, California.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.